September 13, 2002


Gene Abbadessa
Star E-Media Corporation
7700 Irvine Center Drive, Suite 510
Irvine, CA 92618

Re: Distribution Agreement between Scholastic Inc. ("Scholastic") and Star E-Media Corporation ("Star E-Media") dated as of March 1, 2000 (the "March 1, 2000 Agreement"); and Distribution Agreement between Scholastic and Star E-Media dated as of December 1, 1999, as amended (the "December 1, 1999 Agreement") (collectively, the "Agreements")


Dear Mr. Abbadessa:

This letter is to confirm that at this time and until February 28, 2004 with respect to the March 1, 2000 Agreement, Star E-Media has the exclusive right to advertise, market, distribute and sell Scholastic's software product Math Shop Deluxe in the Arabic language for distribution in Saudi Arabia subject to the terms and conditions of the March 1, 2000 Agreement.

Furthermore, at this time and until December 1, 2002 with respect to the December 1, 1999 Agreement, Star E-Media has the exclusive right to advertise, market, distribute and sell the following of Scholastic's software products in the Arabic language as a bilingual Arabic-English product for distribution in Saudi Arabia: I'm Ready for Kindergarten: Huggly's Rescue; I Spy Spooky Mansion; I Spy Junior; Scholastic SuperPrint Deluxe; Chato's Kitchen; Why Mosquitoes Buzz in People's Ears; Usborne's Animated First Thousand Words; I'm Ready for
Kindergarten: Huggly's Sleepover; and I Spy, subject to the terms and conditions of the December 1, 1999 Agreement.


Sincerely,



/s/ Alan Waldman
Alan Waldman
Vice President & General Manager,
Scholastic Software Group